The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus do not constitute an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


          Subject to Completion, Pricing Supplement dated July 1, 1999

PROSPECTUS Dated May 5, 1999                       Pricing Supplement No. 16 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-75289
Dated May 6, 1999                                          Dated         , 1999
                                                                 Rule 424(b)(3)
                                   $25,000,000
                        Morgan Stanley Dean Witter & Co.
                           MEDIUM-TERM NOTES, SERIES C
                             Senior Fixed Rate Notes

                                   ----------

                        6% Reset PERQS due August 1, 2001
                          Mandatorily Exchangeable For
                  Shares of Common Stock of CISCO SYSTEMS, INC.

     Reset Performance Equity-linked Redemption Quarterly-pay Securities(SM)
                               ("Reset PERQS(SM)")

The Reset PERQS will pay 6% interest per year but do not guarantee any return of principal at maturity. Instead the Reset PERQS will pay at maturity a number of shares of Cisco common stock based on the closing prices of Cisco common stock after one year and at maturity, in each case subject to a cap price.

o   The principal amount and issue price of each Reset PERQS is $       ,
    which is one-tenth of the closing price of Cisco common stock on the day we offer the Reset PERQS for initial sale to the public.

o   We will pay 6% interest (equivalent to $      per year) on the $
    principal amount of each Reset PERQS. Interest will be paid quarterly, beginning November 1, 1999.

o At maturity you will receive shares of Cisco common stock in exchange for each Reset PERQS at an exchange ratio. The initial exchange ratio is one-tenth of a share of Cisco common stock per Reset PERQS. However, if the price of Cisco common stock appreciates above the first year cap price for August 1, 2000 or the second year cap price for July 30, 2001, the exchange ratio will be adjusted downward, and you will receive an amount of Cisco common stock per Reset PERQS that is less than one-tenth of a share.

o   The first year cap price is $             , or    % of the closing price of
    Cisco common stock on the day we offer the Reset PERQS for initial sale to the public. If on August 1, 2000, the price of Cisco common stock is higher than the closing price of Cisco common stock on the day we offer the Reset
    PERQS for initial sale to the public, we will raise the cap price to    % of
    the closing price of Cisco common stock on August 1, 2000. Otherwise the cap price will remain unchanged in the second year. The maximum you can receive
    at maturity is Cisco common stock worth $     per Reset PERQS.

o Investing in Reset PERQS is not equivalent to investing in Cisco common stock.

o Cisco Systems, Inc. is not involved in this offering of Reset PERQS in any way and will have no financial obligation with respect to the Reset PERQS.

o We will apply to list the Reset PERQS to trade on the American Stock Exchange, Inc. under the proposed AMEX symbol "RCP," but it is not possible to predict whether the Reset PERQS will meet the AMEX listing requirements.

You should read the more detailed description of the Reset PERQS in this Pricing Supplement. In particular, you should review and understand the descriptions in"Summary of Pricing Supplement" and "Description of Reset PERQS." "Reset Performance Equity-linked Redemption Quarterly-pay Securities" and "Reset PERQS" are our service marks.

The Reset PERQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.


                                   ----------
                           PRICE $    PER RESET PERQS
                                   ----------


                                               Agent's        Proceeds to
                        Price to Public      Commissions      the Company
                        ---------------      -----------      -----------
Per Reset PERQS....            $                  $                $
Total..............            $                  $                $

                      (This page intentionally left blank)

                          SUMMARY OF PRICING SUPPLEMENT

           The following summary describes the Reset PERQS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

           The Reset PERQS offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the Reset PERQS is linked to the performance of Cisco Systems, Inc. common stock, which we refer to as Cisco Stock. The Reset PERQS also provide fixed quarterly payments at an annual rate of 6% based on the principal amount of each Reset PERQS. Unlike ordinary debt securities, Reset PERQS do not guarantee the return of principal at maturity. Instead the Reset PERQS pay a number of shares of Cisco Stock at maturity based on the performance of this stock, either up or down, subject to a maximum value in each year. We may not redeem the Reset PERQS prior to maturity.


Each Reset PERQS        We, Morgan Stanley Dean Witter & Co., are offering 6% Reset Performance Equity-linked
costs $                 Redemption Quarterly-pay Securities[SM] due August 1, 2001, which we refer to as the Reset
                        PERQS[SM].  The principal amount and issue price of each Reset PERQS is $      , which is
                        one-tenth of the closing price of Cisco Stock on the day we offer the Reset PERQS for initial sale to the public.

No guaranteed           Unlike ordinary debt securities, the Reset PERQS do not guarantee any return of principal at
return of principal     maturity.  Instead the Reset PERQS will pay an amount of Cisco Stock based on the market price of Cisco Stock, either up or down, after one year and at maturity, in each case subject to a cap price.  Investing in Reset PERQS is not equivalent to investing in Cisco Stock.

6% interest on the      We will pay interest on the Reset PERQS, at the rate of 6% of the principal amount per year,
principal amount        quarterly on each February 1, May 1, August 1, and November 1, beginning November 1,
                        1999.  The interest rate we pay on the Reset PERQS is more than the current dividend rate on the Cisco Stock.  The Reset PERQS will mature on August 1, 2001.

Your appreciation       The appreciation potential of each Reset PERQS is limited in each year by the cap price.  The
potential is capped     cap price in year one is $        , or     % of the closing market price of Cisco Stock on the day
                        we offer the Reset PERQS for initial sale to the public ("First Year Cap Price").  The cap
                        price in year two ("Second Year Cap Price") will be the higher of     % of the closing market
                        price of Cisco Stock on August 1, 2000 and the First Year Cap Price.  The maximum you can
                        receive at maturity is Cisco Stock worth $       per Reset PERQS.

Payment at Maturity     At maturity, for each $       principal amount of Reset PERQS you hold, we will give to you a number of shares of Cisco Stock equal to the exchange ratio.  The initial exchange ratio is one-tenth of a share of Cisco Stock per Reset PERQS and may be adjusted as follows:

                                                              First Year Adjustment
                              The exchange ratio will be adjusted downward if the market price of Cisco Stock exceeds the First Year Cap Price on August 1, 2000.

                              The adjusted exchange ratio will be calculated as follows:

                              New Exchange    =     Initial Exchange                    First Year Cap Price
                                 Ratio                    Ratio       x    -------------------------------------------
                                                                            Cisco Stock closing price on August 1, 2000

                              If the market price of Cisco Stock on August 1, 2000 is the same as or less than the First
                              Year Cap Price, we will not adjust the exchange ratio at the end of the first year.



                                      PS-3

                                                              Second Year Adjustment
                              The exchange ratio may be adjusted downward again at maturity, but only if the market price of Cisco Stock at maturity exceeds the Second Year Cap Price.  The final exchange ratio will then be calculated as follows:

                                          Final Exchange  =  Existing Exchange             Second Year Cap Price
                                              Ratio               Ratio          x  -------------------------------------
                                                                                    Cisco Stock closing price at maturity

                              If the market price of Cisco Stock at maturity is the same as or less than the Second Year
                              Cap Price, we will not adjust the Exchange Ratio at maturity.

                        On the next page, we have provided a table titled "Hypothetical Payments on the Reset
                        PERQS." The table demonstrates the effect of these adjustments to the exchange ratio under a variety of hypothetical price scenarios.  You should examine the table for examples of how the payout on the Reset PERQS could be affected under these or other potential price scenarios.  This table does not show every situation that may occur.

                        You can review the prices of Cisco Stock for the last three years in the "Historical
                        Information" section of this pricing supplement.

                        During the life of the Reset PERQS, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will also make adjustments to the effective exchange ratio to reflect the occurrence of certain corporate events that could affect the market price of Cisco Stock.  You should read about these adjustments in the sections called "Description of Reset PERQS--Exchange at Maturity," "--Exchange Factor" and
                        "--Antidilution Adjustments."

The Calculation Agent   We have appointed MS & Co. to act as calculation agent for The Chase Manhattan Bank, the trustee for our senior notes.  As calculation agent, MS & Co. will determine the exchange ratio and the cap prices and calculate the amount of Cisco Stock that you will receive at maturity.

No affiliation with     Cisco Systems, Inc. is not an affiliate of ours and is not involved with this offering in any
Cisco Systems, Inc.     way.  The obligations represented by the Reset PERQS are obligations of Morgan Stanley
                        Dean Witter & Co. and not of Cisco Systems, Inc.

More information on     The Reset PERQS are senior notes issued as part of our Series C medium-term note program.
the Reset PERQS         You can find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated May 6, 1999.  We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate Notes" and
                        "--Exchangeable Notes."

                        For a detailed description of terms of the Reset PERQS including the specific mechanics and timing of the exchange ratio adjustments, you should read the "Description of Reset
                        PERQS" section in this pricing supplement.  You should also read about some of the risks involved in investing in Reset PERQS in the section called "Risk Factors."

How to reach us         You may contact your local Morgan Stanley Dean Witter branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number
                        (212) 762-4000).


                                      PS-4

                   HYPOTHETICAL PAYMENTS ON THE RESET PERQS

                Based on a hypothetical Initial Cisco Price of $65.00 per share of Cisco Stock, a hypothetical initial price per Reset PERQS of $6.50, and a first year cap of 131% and a second year cap of 131%, the following table illustrates, for a range of First Year Closing Prices and Maturity Prices, the adjustments we would make to the Exchange Ratio, Second Year Cap Prices, the Payments at Maturity based on Cisco Stock for each $6.50 principal amount of Reset PERQS and the total return including interest payments, based on a hypothetical interest rate of 6% per annum and a maturity of two years, for each $6.50 principal amount of Reset PERQS.

                                                                                                             (table continued below)

                                   Initial
Initial Price of   Initial Cisco   Exchange    First Year      First Year Closing        8/1/00           Second Year
  Reset PERQS          Price        Ratio       Cap Price             Price           Exchange Ratio       Cap Price
  -----------          -----        -----       ---------             -----           --------------       ---------
     $6.50            $65.00       0.10000       $85.15               $55.00              0.10000            $85.15
     $6.50            $65.00       0.10000       $85.15               $55.00              0.10000            $85.15
     $6.50            $65.00       0.10000       $85.15               $55.00              0.10000            $85.15
     $6.50            $65.00       0.10000       $85.15               $80.00              0.10000           $104.80
     $6.50            $65.00       0.10000       $85.15               $80.00              0.10000           $104.80
     $6.50            $65.00       0.10000       $85.15               $80.00              0.10000           $104.80
     $6.50            $65.00       0.10000       $85.15              $125.00              0.06812           $163.75
     $6.50            $65.00       0.10000       $85.15              $125.00              0.06812           $163.75
     $6.50            $65.00       0.10000       $85.15              $125.00              0.06812           $163.75
     $6.50            $65.00       0.10000       $85.15               $85.15              0.10000           $111.55

                                                 131% of                                                Greater of (x)
                                              Initial Cisco                                              131% of First
                                                  Price                                                  Year Closing
                                                                                                         Price and (y)
                                                                                                        First Year Cap
                                                                                                             Price









                                                                      Reset PERQS
                                             Reset PERQS          Payment at Maturity
                                              Payment at                  plus
    Cisco  Stock        Exchange Ratio    Maturity Based on            6% Coupon
 Maturity Price<F1>      at Maturity      Cisco Stock Price        ("Total Payment")
 ------------------      -----------      -----------------        -----------------
     $35.00                0.10000              $3.50                    $4.28
     $80.00                0.10000              $8.00                    $8.78
    $130.00                0.06550              $8.52                    $9.30
     $65.00                0.10000              $6.50                    $7.28
     $95.00                0.10000              $9.50                   $10.28
    $150.00                0.06987             $10.48                   $11.26
     $65.00                0.06812              $4.43                    $5.21
    $150.00                0.06812             $10.22                   $11.00
    $185.00                0.06030             $11.16                   $11.94
    $111.55                0.10000             $11.16                   $11.94

                                            Maturity Price
                                            times Adjusted
                                            Exchange Ratio



<F1>
The Cisco Stock Maturity Price does not include any dividend payments that may have been paid to holders of Cisco Stock.


                                  RISK FACTORS


           The Reset PERQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Cisco Stock, there is no guaranteed return of principal. To the extent that the final market price of Cisco Stock at maturity is either less than today's market price or not sufficiently above today's market price to compensate for a downward adjustment of the exchange ratio, if any, at August 1, 2000, investors will lose money on their investment. Investing in Reset PERQS is not equivalent to investing directly in Cisco Stock. This section describes the most significant risks relating to the Reset PERQS. You should carefully consider whether the Reset PERQS are suited to your particular circumstances before you decide to purchase them.

Reset PERQS Are Not                      The Reset PERQS combine features of equity and debt.  The terms of the Reset
Ordinary Senior Notes --                 PERQS differ from those of ordinary debt securities in that we will not pay you
No guaranteed return of                  a fixed amount at maturity.  Our payment to you at maturity will be a number of
principal                                shares of Cisco Stock based on the market price of Cisco Stock on August 1,
                                         2000 and at maturity.  If the final market price of Cisco Stock at maturity is either less than today's market price or not sufficiently above today's market price to compensate for a downward adjustment of the exchange ratio, if any, at August 1, 2000, we will pay you an amount of Cisco Stock with a value less than the principal amount of the Reset PERQS.  See
                                         "Hypothetical Payments on the Reset PERQS" above.

Your Appreciation                        The appreciation potential of the Reset PERQS is limited because of the cap
Potential Is Limited                     prices. Even though the $       issue price of one Reset PERQS is equal to
                                         today's market price of one share of Cisco Stock multiplied by the initial exchange ratio, you may receive a lessor fractional amount of Cisco Stock per
                                         Reset PERQS at maturity if the initial exchange ratio of one-tenth of a share has been adjusted downwards. If the price of Cisco Stock appreciates above both the cap price for August 1, 2000 and the cap price for July 30, 2001, the initial exchange ratio of one-tenth of a share of Cisco Stock per Reset PERQS will be reduced twice.

                                         The exchange ratio and the final market price of Cisco Stock at maturity will be determined on July 30, 2001, which is two trading days prior to maturity of the
                                         Reset PERQS. If the price of Cisco Stock is lower on the actual maturity date than it was on July 30, 2001, the value of any Cisco Stock you receive will be less.  Under no circumstances will you receive an amount of Cisco Stock for
                                         each Reset PERQS worth more than $       as of such second scheduled trading
                                         day prior to maturity.

Secondary Trading                        There may be little or no secondary market for the Reset PERQS.  Although we
May Be Limited                           will apply to list the Reset PERQS on the American Stock Exchange, Inc., we
                                         may not meet the requirements for listing.  Even if there is a secondary market, it may not provide significant liquidity.  Morgan Stanley & Co. currently intends to act as a market maker for Reset PERQS but is not required to do so.

Market Price of the Reset                Several factors, many of which are beyond our control, will influence the value
PERQS Influenced by Many                 of the Reset PERQS.  We expect that generally the market price of the Cisco
Unpredictable Factors                    Stock on any day will affect the value of the Reset PERQS more than any other single factor.  Because adjustments to the exchange ratio for the Reset
                                         PERQS are tied to the closing stock prices on two specific days, however, the
                                         Reset PERQS may trade differently from the underlying stock.  Other factors that may influence the value of the Reset PERQS include:


                                      PS-6



                                         o  the volatility (frequency and magnitude of changes in price) of the Cisco Stock

                                         o  the dividend rate on Cisco Stock

                                         o  economic, financial and political events that affect stock markets generally and which may affect the market price of the Cisco Stock

                                         o  interest and yield rates in the market

                                         o  the time remaining to the maturity of the Reset PERQS

                                         o  our creditworthiness

                                         These factors will influence the price you will receive if you sell your Reset
                                         PERQS prior to maturity.  For example, you may have to sell your Reset
                                         PERQS at a substantial discount from the principal amount if the market price of the Cisco Stock is at, below, or not sufficiently above the initial market price.

                                         You cannot predict the future performance of Cisco Stock based on its historical performance. The price of Cisco Stock may decrease so that you will receive at maturity shares of Cisco Stock worth less than the principal amount of the Reset
                                         PERQS.  We cannot guarantee that the price of Cisco Stock will increase so that you will receive at maturity an amount in excess of the principal amount of the
                                         Reset PERQS.

No Affiliation with                      We are not affiliated with Cisco Systems, Inc. ("Cisco").  Although we do not
Cisco Systems, Inc.                      have any non-public information about Cisco as of the date of this pricing supplement, we or our affiliates may presently or from time to time engage in business with Cisco, including extending loans to, or making equity investments in, Cisco or providing advisory services to Cisco, including merger and acquisition advisory services.  Moreover, we have no ability to control or predict the actions of Cisco, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity.  Cisco is not involved in the offering of the Reset PERQS in any way and has no obligation to consider your interest as an owner of Reset PERQS in taking any corporate actions that might affect the value of your Reset PERQS.  None of the money you pay for the Reset PERQS will go to Cisco.

You Have No                              As an owner of Reset PERQS, you will not have voting rights or rights to
Shareholder Rights                       receive dividends or other distributions or any other rights with respect to the
                                         Cisco Stock.

Limited Antidilution                     MS & Co., as calculation agent, will adjust the amount payable at maturity for
Adjustments                              certain events affecting the Cisco Stock, such as stock splits and stock dividends, and certain other corporate actions involving Cisco, such as mergers.
                                         However, the calculation agent is not required to make an adjustment for every corporate event that can affect the Cisco Stock.  For example, the calculation agent is not required to make any adjustments if Cisco or anyone else makes a partial tender or partial exchange offer for the Cisco Stock.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Reset PERQS may be materially and adversely affected.



                                      PS-7




Potential Conflicts of Interest          As calculation agent, MS & Co. will calculate the payment to you at maturity of
between You and the                      the Reset PERQS.  MS & Co. and other affiliates may also carry out hedging
Calculation Agent                        activities related to Reset PERQS or to other instruments, including trading in
                                         Cisco Stock as well as in other instruments related to Cisco Stock. MS & Co.
                                         and some of our other subsidiaries also trade Cisco Stock and other financial instruments related to Cisco Stock on a regular basis as part of their general broker dealer and other businesses. Any of these activities could influence MS
                                         & Co.'s determination of adjustments made to Reset PERQS and, accordingly, could affect your payout on the Reset PERQS.

Tax Treatment                            You should also consider the tax consequences of investing in the Reset
                                         PERQS.  There is no direct legal authority as to the proper tax treatment of the
                                         Reset PERQS, and therefore significant aspects of the tax treatment of the Reset
                                         PERQS are uncertain.  We do not plan to request a ruling from the Internal
                                         Revenue Service ("IRS") regarding the tax treatment of the Reset PERQS, and the IRS or a court may not agree with the tax treatment described in this pricing
                                         supplement.   Please read carefully the section "Description of Reset
                                         PERQS--United States Federal Income Taxation" in this pricing supplement.

                           DESCRIPTION OF RESET PERQS


Capitalized terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Reset PERQS" refers to each $ principal amount of our 6% Reset PERQS due August 1, 2001, Mandatorily Exchangeable For Shares of Common Stock of Cisco Systems, Inc. In this pricing supplement, the terms "MSDW," "we," "us," and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............   $25,000,000

Maturity Date.................   August 1, 2001

Interest Rate.................   6% per annum (equivalent to $       per annum
                                 per Reset PERQS)

Interest Payment Dates........   Each February 1, May 1, August 1, and
                                 November 1, beginning November 1, 1999.

Specified Currency............   U.S. Dollars

Issue Price...................   $       per Reset PERQS

Initial Cisco Price...........   $

Original Issue Date
  (Settlement Date)...........           , 1999

CUSIP.........................   61744Y801

Denominations.................   $       and integral multiples thereof

First Year Cap Price..........   $        (    % of the Initial Cisco Price)

First Year Determination Date.   August 1, 2000 (or if such date is not a
                                 Trading Day on which no Market Disruption
                                 Event occurs, the immediately succeeding
                                 Trading Day on which no Market Disruption
                                 Event occurs).

First Year Closing Price......   First Year Closing Price means the product of
                                 (i) the Market Price of one share of Cisco
                                 Stock and (ii) the Exchange Factor, each determined as of the First Year Determination
                                 Date.

Second Year Cap Price.........   Second Year Cap Price means the greater of
                                 (x)    % of the First Year Closing Price and
                                 (y) the First Year Cap Price. See "Exchange at Maturity" below.

Maturity Price................   Maturity Price means the product of (i) the
                                 Market Price of one share of Cisco Stock and
                                 (ii) the Exchange Factor, each determined as of the second scheduled Trading Day immediately prior to maturity.

Exchange at Maturity..........   At maturity (including as a result of
                                 acceleration under the terms of the senior
                                 indenture), upon delivery of each Reset PERQS
                                 to the Trustee, we will apply each $
                                 principal amount of such Reset PERQS as
                                 payment for a number of shares of Cisco Stock
                                 at the Exchange Ratio.  The initial Exchange
                                 Ratio, initially set at 0.1, is subject to
                                 adjustment on the First Year Determination
                                 Date and at maturity in order to cap the
                                 value of the Cisco Stock to be received
                                 upon delivery of the Reset PERQS at $      per
                                 Reset PERQS (    % of the Issue Price).
                                 Solely for purposes of adjustment upon the occurrence of certain corporate events, the number of shares of Cisco Stock to be delivered at maturity will also be adjusted by an Exchange Factor, initially set at 1.0.
                                 See "Exchange Factor" and "Antidilution
                                 Adjustments" below.

                                 If the First Year Closing Price is less than
                                 or equal to the First Year Cap Price, no
                                 adjustment to the Exchange Ratio will be made at such time. If the First Year Closing Price exceeds the First Year Cap Price, the Exchange Ratio will be adjusted so that the new Exchange Ratio will equal the product of
                                 (i) the existing Exchange Ratio and (ii) a
                                 fraction the numerator of which will be the
                                 First Year Cap Price and the denominator of
                                 which will be the First Year Closing Price.
                                 In addition, on the First Year Determination
                                 Date, the Calculation Agent will establish
                                 the "Second Year Cap Price" that will be
                                 equal to the greater of (x)    % of the First
                                 Year Closing Price and (y) the First Year Cap Price. Notice of the Second Year Cap Price and of any such adjustment to the Exchange Ratio shall promptly be sent by first-class mail to The Depository Trust Company, New York, New York (the "Depositary"). If the Maturity Price is less than or equal to the Second Year Cap Price, no further adjustment to the Exchange Ratio will be made. If the Maturity Price exceeds the Second Year Cap Price, the then existing Exchange Ratio will be adjusted so that the final Exchange Ratio will equal the product of (i) the existing Exchange Ratio and (ii) a fraction the numerator of which will be the Second Year Cap Price and the denominator of which will be the Maturity Price. Please review each example in the table called "Hypothetical Payments on the Reset PERQS" on PS-5.

                                 All calculations with respect to the Exchange Ratios for the Reset PERQS will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upwards (e.g., .876545 would be rounded to .87655); all calculations with respect to the Second Year Cap Price will be rounded to the nearest ten-thousandth, with five one-hundred-thousandths rounded upwards
                                 (e.g.,  $12.34567 would be rounded to
                                 $12.3457); and all dollar amounts related to payments at maturity resulting from such calculations will be rounded to the nearest cent with one-half cent being rounded upwards.

                                 We shall, or shall cause the Calculation
                                 Agent to, (i) provide written notice to the
                                 Trustee and to the Depositary, on or prior to 10:30 a.m. on the Trading Day immediately prior to maturity of the Reset PERQS, of the amount of Cisco Stock to be delivered with
                                 respect to each $       principal amount of
                                 each Reset PERQS and (ii) deliver such shares of Cisco Stock (and cash in respect of interest and any fractional shares of Cisco Stock) to the Trustee for delivery to the holders. The Calculation Agent shall determine the Exchange Ratio applicable at the maturity of the Reset PERQS and calculate the Exchange Factor.

No Fractional Shares..........   Upon delivery of the Reset PERQS to the
                                 Trustee at maturity (including as a result of acceleration under the terms of the Senior indenture), we will deliver the aggregate number of shares of Cisco Stock due with respect to all of such Reset PERQS, as described above, but we will pay cash in lieu of delivering any fractional share of Cisco
                                 Stock in an amount equal to the corresponding fractional Market Price of such fraction of a share of Cisco Stock as determined by the Calculation Agent as of the second scheduled
                                 Trading Day prior to maturity of the Reset
                                 PERQS.

Exchange Factor...............   The Exchange Factor will be set initially at
                                 1.0, but will be subject to adjustment upon the occurrence of certain corporate events affecting the Cisco Stock through and including the second scheduled Trading Day immediately prior to maturity. See
                                 "Antidilution Adjustments" below.

Market Price..................   If Cisco Stock (or any other security for
                                 which a Market Price must be determined) is listed on a national securities exchange, is a security of The Nasdaq National Market or is included in the OTC Bulletin Board Service
                                 ("OTC Bulletin Board") operated by the
                                 National Association of Securities Dealers,
                                 Inc. (the "NASD"), the Market Price for one share of Cisco Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, on such day on the principal United States securities exchange registered under the
                                 Securities Exchange Act of 1934, as amended
                                 (the "Exchange Act"), on which Cisco Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Cisco Stock (or any such other security) is listed or admitted to trading on such securities exchange), the last reported sale price on the over-the- counter market as reported on the Nasdaq National Market or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market
                                 Disruption Event or otherwise, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Cisco Stock (or any such other security) obtained from as many dealers in such stock (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent. A "security of the Nasdaq National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board
                                 Service" shall include any successor service thereto.

Trading Day...................   A day, as determined by the Calculation
                                 Agent, on which trading is generally
                                 conducted on the New York Stock Exchange
                                 ("NYSE"), the AMEX, the Nasdaq National
                                 Market, the Chicago Mercantile Exchange, and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Acceleration Event............   If on any date the product of the Market
                                 Price per share of Cisco Stock and the
                                 Exchange Factor is less than $4.00, the
                                 maturity date
                                 of the Reset PERQS will be deemed to be
                                 accelerated to such date, and we will apply each $ principal amount of each Reset PERQS as payment for a number of shares of Cisco Stock at the then current Exchange Ratio, as adjusted by the then current Exchange Factor. See also
                                 "Antidilution Adjustments" below.

Optional Redemption...........   We will not redeem the Reset PERQS prior to the
                                 Maturity Date.

Book Entry Note or
  Certificated Note...........   Book Entry

Senior Note or Subordinated
  Note........................   Senior

Trustee.......................   The Chase Manhattan Bank

Agent for the underwritten
  offering of Reset PERQS.....   MS & Co.

Calculation Agent.............   MS & Co.

                                 Because the Calculation Agent is our
                                 affiliate, potential conflicts of interest may exist between the Calculation Agent and you as an owner of the Reset PERQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any Market Price or whether a Market Disruption Event has occurred. See "Antidilution Adjustments" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties as Calculation Agent in good faith using its reasonable judgment.

Antidilution Adjustments......   The Exchange Factor will be adjusted as
                                 follows:

                                   1. If Cisco Stock is subject to a stock split
                                 or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Cisco Stock.

                                   2. If Cisco Stock is subject (i) to a stock
                                 dividend (issuance of additional shares of Cisco Stock) that is given ratably to all holders of shares of Cisco Stock or (ii) to a distribution of Cisco Stock as a result of the triggering of any provision of the corporate charter of Cisco, then once the dividend has become effective and Cisco Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of Cisco Stock and (ii) the prior Exchange Factor.

                                   3. There will be no adjustments to the
                                 Exchange Factor to reflect cash dividends or other distributions paid with respect to Cisco Stock other than distributions described in clauses (i) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Cisco

                                 Stock will be deemed to be an "Extraordinary
                                 Dividend" if such dividend or other
                                 distribution exceeds the immediately preceding non-Extraordinary Dividend for Cisco Stock by an amount equal to at least 10% of the Market Price of Cisco Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Cisco Stock, the Exchange Factor with respect to Cisco Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of (i) the then current Exchange Factor and
                                 (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Cisco Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Cisco Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Cisco Stock described in clauses (i) and (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Factor pursuant only to clause (i) or clause
                                 (v) of paragraph 5, as applicable.

                                   4. If Cisco issues rights or warrants to all
                                 holders of Cisco Stock to subscribe for or purchase Cisco Stock at an exercise price per share less than the Market Price of the Cisco Stock on both (i) the date the exercise price of such rights or warrants is determined and
                                 (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Reset PERQS, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of Cisco Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Cisco Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Cisco Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Cisco Stock which the aggregate offering price of the total number of shares of Cisco Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                   5. If (i) there occurs any reclassification
                                 or change of Cisco Stock, including, without limitation, as a result of the issuance of any tracking stock by Cisco, (ii) Cisco or any surviving entity or subsequent surviving entity of Cisco (a "Cisco Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Cisco or any Cisco Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Cisco is liquidated, (v) Cisco issues to all of its shareholders equity securities of an issuer other than Cisco (other than in a transaction described in clauses
                                 (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Cisco Stock (any such event in clauses (i) through (vi) a "Reorganization Event"), the method of determining the amount payable upon exchange at maturity for each Reset PERQS will be adjusted to provide that each holder of Reset PERQS will receive at maturity, in respect of each $ principal amount of each Reset PERQS, securities, cash or any other assets distributed to holders of Cisco Stock in any such Reorganization Event, including, in the case of the issuance of tracking stock, the reclassified share of Cisco Stock and, in the case of a Spin-off Event, the share of Cisco Stock with respect to which the spun-off security was issued (collectively, the "Exchange Property") in an amount with a value equal to the product of the final Exchange Ratio and the Transaction Value. In addition, following a Reorganization Event, the method of determining the Maturity Price will be adjusted so that the Maturity Price will mean the Transaction Value as of the second scheduled Trading Day immediately prior to maturity, and if the Reorganization Event occurs prior to the First Year Determination Date, the First Year Closing Price will mean the Transaction Value determined as of the First Year Determination Date. Notwithstanding the above, if the Exchange Property received in any such Reorganization Event consists only of cash, the maturity date of the Reset PERQS will be deemed to be accelerated to the date on which such cash is distributed to holders of Cisco Stock and holders will receive in lieu of any Cisco Stock and as liquidated damages in full satisfaction of MSDW's obligations under the Reset PERQS the product of (i) the Transaction Value as of such date and (ii) the then current Exchange Ratio adjusted as if such date were the next to occur of either the First Year Determination Date or the second scheduled Trading Day prior to maturity. If Exchange Property consists of more than one type of property, holders of Reset PERQS will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Cisco Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Cisco Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event and (iii) for any security received in any such Reorganization Event, an amount equal to the Market Price, as of the date on which the Transaction Value is determined, per share of such security multiplied by the quantity of such security received for each share of Cisco Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                                 For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                 No adjustments to the Exchange Factor will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                 No adjustments to the Exchange Factor or method of calculating the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of the Cisco Stock, including, without limitation, a partial tender or exchange offer for the Cisco Stock.

                                 Notwithstanding the foregoing, the amount payable by us at maturity with respect to each Reset PERQS, determined as of the second scheduled Trading Day prior to maturity, will not under any circumstances exceed an amount of Cisco Stock having a market price of $ as of such second scheduled Trading Day.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Factor or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Exchange Factor or method of calculating the Exchange Ratio upon written request by any holder of the Reset PERQS.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to Cisco Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of Cisco Stock on
                                    the primary market for Cisco Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Cisco Stock as a result of which the reported trading prices for Cisco Stock during the last one-half hour preceding the closing of trading in such market are materially inaccurate; or the suspension, absence or material limitation on the primary market for trading in options contracts related to Cisco Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that any
                                    event described in clause (i) above
                                    materially interfered with the ability of MSDW or any of its affiliates to unwind all or a material portion of the hedge with respect to the Reset PERQS.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading,
                                 (4) a suspension of trading in an options contract on Cisco Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to Cisco Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Cisco Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Cisco Stock; Public
  Information.................   Cisco Systems, Inc., is a leader in
                                 networking for the Internet and creates
                                 hardware and software solutions that link
                                 computer networks.  Cisco Stock is registered
                                 under the Exchange Act.  Companies with
                                 securities registered under the Exchange Act
                                 are required to file periodically certain
                                 financial and other information specified by
                                 the Securities and Exchange Commission (the
                                 "Commission").  Information provided to or
                                 filed with the Commission can be inspected
                                 and copied at the public reference facilities
                                 maintained by the Commission at Room 1024,
                                 450 Fifth Street, N.W., Washington, D.C.
                                 20549 or at its Regional Offices located at
                                 Suite 1400, Citicorp Center, 500 West Madison
                                 Street, Chicago, Illinois 60661 and at Seven
                                 World Trade Center, 13th Floor, New York, New
                                 York 10048, and copies of such material can
                                 be obtained from the Public Reference Section
                                 of the Commission, 450 Fifth Street, N.W.,
                                 Washington, D.C. 20549, at prescribed rates.
                                 In addition, information provided to or filed
                                 with the Commission electronically can be
                                 accessed through a website maintained by the
                                 Commission.  The address of the Commission's
                                 website is http://www.sec.gov.    Information
                                 provided to or filed with the Commission by Cisco pursuant to the Exchange Act can be located by reference to Commission file number 0-18225. In addition, information regarding Cisco may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

                                 This pricing supplement relates only to the Reset PERQS offered hereby and does not relate to Cisco Stock or other securities of Cisco. We have derived all disclosures contained in this pricing supplement regarding Cisco from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Cisco in connection with the offering of the Reset PERQS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Cisco are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Cisco Stock (and therefore the Initial Cisco Price, the First Year Cap Price and the maximum appreciation amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Cisco could affect the value received at maturity with respect to the Reset PERQS and therefore the trading prices of the Reset PERQS.

                                 Neither we nor any of our affiliates makes any representation to you as to the performance of Cisco Stock.

                                 We, or our affiliates, may presently or from time to time engage in business with Cisco, including extending loans to, or making equity investments in, Cisco or providing advisory services to Cisco, including merger and acquisition advisory services. In the course of such business, we, or our affiliates, may acquire non-public information with respect to Cisco and, in addition, one or more of our affiliates may publish research reports with respect to Cisco. The statement in the preceding sentence is not intended to affect the right of holders of the Reset PERQS under the securities laws. As a prospective purchaser of a Reset PERQS, you should undertake an independent investigation of Cisco as in your judgment is appropriate to make an informed decision with respect to an investment in Cisco Stock.

Historical Information........   The following table sets forth the high and
                                 low Market Price during 1996, 1997, 1998 and
                                 1999 through July 1, 1999. The Market Price on July 1, 1999 was $64 3/8. We obtained the
                                 Market Prices listed below from Bloomberg
                                 Financial Markets and we believe such
                                 information to be accurate. You should not take the historical prices of Cisco Stock as an indication of future performance. The price of Cisco Stock may decrease so that you will receive at maturity shares of Cisco
                                 Stock worth less than the principal amount of the Reset PERQS. We cannot give you any assurance that the price of Cisco Stock will increase so that at maturity you will receive an amount in excess of the principal amount of the Reset PERQS. Because your return is linked to the Market Price of Cisco Stock on August 1, 2000 and July 30, 2001, there is no guaranteed return of principal. To the extent that the Maturity Price of Cisco Stock is less than the Initial Cisco Price or not sufficiently above the Initial Cisco Price to compensate for a downward adjustment of the Exchange Ratio, if any, at August 1, 2000 and the shortfall is not offset by the coupon paid on the Reset PERQS, you will lose money on your investment.

              Cisco                  High             Low
(CUSIP 17275R102)
1996
First Quarter....................     11 7/64         7 17/64
Second Quarter...................     12 23/32        9 27/32
Third Quarter....................     14 5/64        10 15/32
Fourth Quarter...................     15 1/4         12 13/16
1997
First Quarter....................     16 41/64       10 15/32
Second Quarter...................     15 45/64       10 5/16
Third Quarter....................     18 13/64       15 3/16
Fourth Quarter...................     20 3/32        16 3/16
1998
First Quarter....................     23 3/16        18 5/64
Second Quarter...................     30 11/16       22 11/64
Third Quarter....................     34 41/64       27 19/64
Fourth Quarter...................     48 1/4         21 15/16
1999
First Quarter....................     57 1/2         47 9/16
Second Quarter...................     64 7/16        50
Third Quarter
  through July 1, 1999.........       64 3/8         64 3/8

                                 Historical prices have been adjusted for two
                                 2 for 1 stock splits of Cisco Stock, which became effective in the first quarter of 1996 and the second quarter of 1999, respectively, and two 3 for 2 stock splits of Cisco Stock, which became effective in the fourth quarter of 1997 and the third quarter of 1998, respectively.

                                 Cisco has not paid cash dividends on Cisco
                                 Stock to date. We make no representation as to the amount of dividends, if any, that Cisco will pay in the future. In any event, as a holder of the Reset PERQS, you will not be entitled to receive dividends, if any, that may be payable on Cisco Stock.

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the Reset PERQS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Reset
                                 PERQS. See also "Use of Proceeds" in the accompanying prospectus.

                                 On or prior to the date of this pricing
                                 supplement, we, through our subsidiaries or others, may hedge our anticipated exposure in connection with the Reset PERQS by taking positions in Cisco Stock, in options contracts on Cisco Stock listed on major securities markets or positions in any other instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the Reset PERQS. Purchase activity could potentially increase the price of Cisco Stock, and therefore effectively increase the level to which Cisco Stock must rise before you would receive at maturity an amount of Cisco Stock worth as much as or more than the principal amount of the Reset PERQS. Although we have no reason to believe that our hedging activity will have a material impact on the price of Cisco Stock, we cannot give any assurance that we will not affect such price as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Reset PERQS, including on the First Year Determination Date, by purchasing and selling the securities and instruments listed above and any other available securities and instruments that we may wish to use in connection with such hedging.

Supplemental Information
  Concerning Plan of
  Distribution................   In order to facilitate the offering of the
                                 Reset PERQS, the Agent may engage in
                                 transactions that stabilize, maintain or otherwise affect the price of the Reset PERQS or the Cisco Stock. Specifically, the Agent may overallot in connection with the offering, creating a short position in the Reset PERQS for its own account. In addition, to cover allotments or to stabilize the price of the Reset PERQS, the Agent may bid for, and purchase, the Reset PERQS or the Cisco Stock in the open market. See "Use of Proceeds and Hedging" above.

                                 The Agent proposes initially to offer the Reset PERQS directly to the public at the public offering price set forth on the cover page hereof plus accrued interest, if any, from the Original Issue Date.

ERISA Matters for Pension
  Plans and Insurance
  Companies...................   We and certain of our affiliates, including MS
                                 & Co. and Dean Witter Reynolds Inc. ("DWR"), may each be considered a "party in interest" within the meaning of the Employee Retirement
                                 Income Security Act of 1974, as amended
                                 ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Reset PERQS are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Reset PERQS are acquired pursuant to an exemption from the prohibited transaction rules.

                                 The acquisition of the Reset PERQS may be eligible for one of the exemptions noted below if such acquisition:

                                 (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

                                 (b) (i) is made solely with assets of an insurance company pooled separate account and
                                 (ii) satisfies the requirements and
                                 conditions of PTCE 90-1 issued by the DOL;

                                 (c) (i) is made solely with assets managed by a qualified professional asset manager and
                                 (ii) satisfies the requirements and
                                 conditions of PTCE 84-14 issued by the DOL;

                                 (d) is made solely with assets of a
                                 governmental plan (as defined in Section
                                 3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

                                 (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

                                 (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

                                 Under ERISA the assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. In addition to considering the consequences of owning the Reset PERQS, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing Reset PERQS should consider the possible implications of owning the Cisco Stock. Thus, any insurance company, pension or employee benefit plan or entity holding assets of such a plan proposing to invest in the Reset PERQS should consult with its legal counsel prior to such investment.

United States Federal Income
  Taxation....................   The following summary is based on the advice of
                                 Davis Polk & Wardwell, our special tax counsel
                                 ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to U.S. Holders (as defined below) who are initial holders of the Reset PERQS purchasing the Reset PERQS at the Issue Price, and who will hold the Reset PERQS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed
                                 Treasury Regulations, changes to any of which subsequent to the date of this Pricing
                                 Supplement may affect the tax consequences described herein. This summary does not address all aspects of the U.S. federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers in options or securities, or persons who hold a Reset PERQS as a part of a hedging transaction, straddle, conversion or other integrated transaction). As the law applicable to the U.S. federal income taxation of instruments such as the Reset PERQS is technical and complex, the discussion below necessarily represents only a general summary.
                                 Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                 As used herein, the term "U.S. Holder" means an owner of a Reset PERQS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                 General

                                 Pursuant to the terms of the Reset PERQS, we
                                 and every holder of a Reset PERQS agree (in
                                 the absence of an administrative
                                 determination or judicial ruling to the
                                 contrary) to characterize a Reset PERQS for
                                 all tax purposes as an investment unit
                                 consisting of the following components (the
                                 "Components"): (i) a contract (the "Forward
                                 Contract") that requires the holder of the
                                 Reset PERQS to purchase, and us to sell, for
                                 an amount equal to $      (the "Forward
                                 Price"), the Cisco Stock at maturity (or,
                                 alternatively, upon an earlier redemption of
                                 the Reset PERQS), and (ii) a deposit with us
                                 of a fixed amount of cash, equal to the Issue Price, to secure the holder's obligation to purchase the Cisco Stock (the "Deposit"),
                                 which Deposit bears an annual yield of   %
                                 per annum. Under this characterization, it is possible that, based on our normal borrowing cost and the value of the Forward Contract, less than the full quarterly payments on the Reset PERQS will be attributable to interest on the Deposit. If this is the case, the excess of the quarterly payments on the Reset PERQS over the portion of those payments attributable to interest on the

                                 Deposit would represent payments attributable to the holders' entry into the Forward Contract (the "Contract Fees"). Furthermore, based on our determination of the relative fair market values of the Components at the time of issuance of the Reset PERQS, we will allocate 100% of the Issue Price of the Reset PERQS to the Deposit and none to the Forward Contract. Our allocation of the Issue Price among the Components will be binding on a holder of the Reset PERQS, unless such holder timely and explicitly discloses to the Internal Revenue Service (the "IRS") that its allocation is different from ours. The treatment of the Reset PERQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Reset PERQS or instruments similar to the Reset PERQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Reset PERQS. Due to the absence of authorities that directly address instruments that are similar to the Reset PERQS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the Reset PERQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Reset PERQS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Reset PERQS (including alternative characterizations of the Reset PERQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                 Tax Treatment of the Reset PERQS

                                 Assuming the characterization of the Reset
                                 PERQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                 Quarterly Payments and Original Issue
                                 Discount on the Reset PERQS.  If the Forward
                                 Price exceeds the Issue Price by at least
                                 0.50% of the Forward Price, the Deposit will be subject to the "original issue discount" rules, and a U.S. Holder will include "qualified stated interest" equal to the stated interest on the Reset PERQS in income in accordance with the U.S. Holder's method of accounting for federal income tax purposes. Additionally, each U.S. Holder, including a taxpayer who otherwise uses the cash method of accounting, will be required to include original issue discount ("OID") on the Deposit in income as it accrues, in accordance with a constant yield method based on a compounding of interest. Under these circumstances, the amount of income recognized by a U.S. Holder will generally be more than the stated interest paid to the U.S. Holder and will increase during the term of the Reset PERQS.

                                 If the Forward Price of the Reset PERQS exceeds the Issue Price by less than 0.50% of the Forward Price, such excess will be treated as de minimis OID, and the Deposit will not be subject to the OID rules discussed above.

                                 However, if the yield on the Deposit does not exceed the stated interest rate on the Reset PERQS, then to the extent attributable to the interest on the Deposit, quarterly payments on the Reset PERQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. As discussed above, any excess of the quarterly payments over the portion thereof attributable to interest on the Deposit will be treated as Contract Fees. Although the federal income tax treatment of Contract Fees is uncertain, we intend to take the position that any Contract Fees with respect to the Reset PERQS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                 Tax Basis. Based on our determination set forth above, the U.S. Holder's tax basis in the Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price. The U.S. Holder's tax basis in the Deposit will be subsequently increased by any OID accrued with respect thereto.

                                 Settlement of the Forward Contract. Upon the maturity of the Forward Contract, a U.S. Holder would, pursuant to the Forward Contract, be deemed to have applied the Forward Price toward the purchase of Cisco Stock, and a U.S. Holder would not recognize any gain or loss with respect to any Cisco Stock received thereon. With respect to any cash received upon maturity, a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash. Any such gain or loss would generally be capital gain or loss, as the case may be. With respect to any Cisco Stock received upon maturity, the U.S. Holder would have an adjusted tax basis in such Cisco Stock equal to the pro rata portion of the Forward Price allocable thereto. The allocation of the Forward Price between cash and Cisco Stock should be based on the amount of the cash received and the relative fair market value, as of the maturity, of the Cisco Stock. The U.S. Holder's holding period of any Cisco Stock received would start on the day after the maturity of the Reset PERQS.

                                 U.S. Holders should note that while any accrued but unpaid interest on the Deposit and any Contract Fees would be taxable as ordinary income, any gain or loss recognized upon the final settlement of the Forward Contract would be capital gain or loss. The distinction between capital gain or loss and ordinary gain or loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income, and certain U.S. Holders may be subject to lower U.S. federal income tax rates with respect to long-term capital gain than with respect to ordinary gain. U.S. Holders should consult their tax advisors with respect to the treatment of capital gain or loss on a Reset PERQS.

                                 Sale or Exchange of the Reset PERQS. Upon a sale or exchange of a Reset PERQS prior to the maturity of the Reset PERQS, a U.S.
                                 Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the Reset PERQS so sold or exchanged. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the Reset PERQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Deposit, which would be taxed as described under "--Quarterly Payments and Original Issue Discount on the Reset PERQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisors regarding the treatment of accrued but unpaid Contract Fees upon the sale or exchange of a Reset PERQS.

                                 Possible Alternative Tax Treatments of an
                                 Investment in the Reset PERQS

                                 Due to the absence of authorities that
                                 directly address the proper characterization of the Reset PERQS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Reset PERQS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                 If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Reset PERQS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount income, subject to adjustments, at a "comparable yield" on the Issue Price. Furthermore, any gain realized with respect to the Reset PERQS would generally be treated as ordinary income.

                                 Even if the Contingent Payment Regulations do not apply to the Reset PERQS, other alternative federal income tax characterizations or treatments of the Reset PERQS are also possible, and if applied could also affect the timing and the character of the income or loss with respect to the Reset PERQS. It is possible, for example, that a Reset PERQS could be treated as constituting a prepaid forward contract. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Reset PERQS.

                                 Proposed Legislation

                                 On May 5, 1999, Representative Richard Neal introduced legislation (the "Neal Bill") which, if enacted, would treat a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of the long term capital gain recognized by such taxpayer with respect to the derivative position would be recharacterized as short term capital gain. Although the Neal Bill, if enacted as currently drafted, will not apply to the Reset PERQS, the Neal Bill authorizes the Treasury Department to promulgate regulations (possibly with retroactive effect) to expand the application of the "constructive ownership" rule. There is no assurance that the Treasury Department will not promulgate regulations to apply the rule to the Reset PERQS. If the Neal Bill were to apply to the Reset PERQS, the effect on a U.S. Holder would be to treat all or a portion of the long term capital gain recognized by such U.S. Holder on sale or maturity of a Reset PERQS as short term capital gain, but only to the extent such long term capital gain exceeds the long term capital gain that would have been recognized by such U.S. Holder if the U.S. Holder had acquired Cisco Stock itself on the issue date of the Reset PERQS and disposed of the Cisco Stock upon disposition of the Reset PERQS. In addition, the Neal Bill would impose an interest charge on the gain that was recharacterized on the sale or maturity of the Reset PERQS. As proposed, the Neal Bill would be effective for gains recognized after the date of enactment with respect to transactions entered into on or after February 5, 1998.

                                 Backup Withholding and Information Reporting

                                 A U.S. Holder of a Reset PERQS may be subject to information reporting and to backup withholding at a rate of 31 percent of the amounts paid to the U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.